Exhibit 10.1




                                    AGREEMENT



         This Agreement by and between Eastern Enterprises, a Massachusetts business trust with its principal offices in Weston, Massachusetts ("Eastern"), and J. Atwood Ives (the "Executive"), is entered into as of the 22nd day of July, 1998:

                                           W I T N E S S E T H T H A T:

         WHEREAS the Executive is an executive employee of Eastern;

         WHEREAS, Eastern has previously entered into an Agreement, dated November 27, 1991, with Executive (the "Employment Agreement"), under which Eastern has agreed to pay Executive certain income and benefits in the event of termination of Executive's employment; and

         WHEREAS the Board of Trustees of Eastern (the "Board") has determined that it is in the best interests of Eastern, its shareholders and the Executive to assure continuity in the management of Eastern's administration and operations by entering into an agreement to provide the Executive with certain assurances pertaining to compensation and benefits in the event that a Change of Control, as defined below, should be under consideration or should have occurred.

         NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

         1. EMPLOYMENT. Eastern agrees that from and after the Effective Date as hereinafter defined it shall continue the Executive in its employ and the Executive agrees that from and after the Effective Date he shall remain in the employ of Eastern, in each case for the period described in Section 4 hereof and upon the other terms and conditions herein provided.

         2. CERTAIN DEFINITIONS: For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (a) "Cause" shall mean, subject to the provisions of this definition, (i) conviction of the Executive for (or a plea of nolo contendere by the Executive with respect to) a felony, or (ii) an act by the Executive of fraud or dishonesty which has resulted or is likely to result in material economic damage to Eastern or its subsidiaries. No purported termination of Executive shall be deemed a termination for Cause unless the Board, by an affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board, shall have made a determination that Cause exists nor unless, in the case of Cause asserted under clause (a)(ii) above, the Board shall have given the Executive the opportunity, upon at least thirty (30) days' prior written notice, to appear and be heard with counsel before the Board. In the case of Cause asserted under clause (a)(ii) above, the thirty (30) days' prior written notice must be given within 120 days following the Board first becoming aware of the occurrence of the last event providing a basis or otherwise significantly contributing to a determination of Cause.

                  (b) "Change of Control" shall mean the occurrence of any of the following after January 1, 1998:

                           (i) any  "person"  (as such term is used in  Sections
                  13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group of "persons" (as so defined), other than Eastern, becomes a beneficial owner directly or indirectly of securities representing twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities of Eastern; or

                           (ii) there is  consummated a merger or  consolidation
                  ("merger") involving Eastern and immediately after such merger the beneficial owners immediately prior to such merger of the then outstanding voting securities of Eastern do not continue to own beneficially at least sixty percent (60%) of the voting securities of the entity or entities resulting from such merger; or

                           (iii) there is consummated a sale,  lease,  exchange,
                  spin-off or other transfer (any of the foregoing, a "transfer") of all or substantially all of the assets or business of Eastern and its subsidiaries, other than any such transfer resulting in beneficial ownership of not less than sixty percent (60%) of the assets or business so transferred or not less than sixty percent (60%) of the voting securities of the entity or entities to which such assets were transferred by the owners immediately prior to the transfer of the then outstanding voting securities of Eastern; or

                           (iv) within any two-year  period,  individuals who at
                  the beginning of such period constituted the Board of Trustees of Eastern cease for any reason to constitute a majority thereof; provided, that any trustee who is not in office at the beginning of such two-year period but whose election or nomination for election was approved by a vote of at least two-thirds of the trustees in office at the time of such approval who were either trustees of Eastern at the beginning of such period or who were elected to the Board of Trustees pursuant to an election which was, or for which the nomination for election was, previously so approved shall be deemed to have been in office at the beginning of such two-year period; provided, however, that there shall be excluded from this clause (iv) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of Trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board of Trustees.

                  (c) "Code" shall mean the federal Internal Revenue Code of 1986, as amended.

                  (d) "Disability" shall mean the Executive's demonstrated inability, over a continuous period of at least twelve (12) months, to perform the Executive's duties and responsibilities by reason of a disabling injury or condition that would qualify the Executive for benefits under Eastern's long term disability program.

                  (e)  "Effective Date" shall mean the date specified in
Section 4(a) below.

                  (f) "Good Reason" means any of the following unless promptly, fully and retroactively corrected by Eastern or unless waived in writing by the Executive: (i) any reduction in the annual rate of base salary payable to the Executive below the higher of the annual rate at which base salary is then being paid to the Executive or the annual rate at which base salary was being paid to the Executive immediately prior to the Effective Date; (ii) the elimination of or any reduction in the bonus opportunities made available to the Executive under any bonus or incentive program; (iii) the elimination of or any reduction in any other employee or executive benefit, benefit program or perquisite then available to the Executive or the Executive's family or that was available to the Executive or the Executive's family immediately prior to the Effective Date, or any change in any such employee or executive benefit, benefit program or perquisite that would result in additional cost to the Executive or the Executive's family, in each case except for changes in broad-based employee benefit programs (that is, employee benefit programs available to non-officer employees generally as well as officers) that have a similar effect on both officer and non-officer participants generally in such programs;
         (iv) any material diminution in the nature or scope of Executive's duties, functions or responsibilities (including without limitation reporting lines); (v) any action resulting in a relocation of the Executive's regular place of employment to a location that is more than thirty-five (35) miles from the place where the Executive was regularly employed immediately prior thereto or immediately prior to the Effective Date; and (vi) any other material breach of this Agreement by Eastern.

         3. POSITION AND RESPONSIBILITIES. During the period of employment hereunder, the Executive agrees to serve Eastern in an executive capacity, subject to the terms of this Agreement.

         4.  TERM AND DUTIES.

                  (a) The period of the Executive's employment under this Agreement shall be deemed to have commenced as of the date (the "Effective Date") which precedes by six (6) months the date of a Change of Control and shall continue for a period which ends on the last day of the twenty-four (24) calendar month period which begins on the date of such Change of Control.

                  (b) During the period of employment hereunder and except for illness or incapacity and reasonable vacation periods, the Executive's business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of Eastern and its subsidiaries; provided, however, that nothing in this Agreement shall preclude the Executive from engaging in the following:

                           (i) serving as a director, trustee or committee member in any company or organization,

                           (ii) delivering lectures and fulfilling speaking engagements, and

             (iii) engaging in charitable and community activities,

         provided that such activities do not materially adversely affect or interfere with the performance of the Executive's obligations to Eastern.

         5. COMPENSATION AND BENEFITS. During the Executive's employment under this Agreement, Eastern shall pay, provide and make available the following:

                  (a) Eastern shall pay the Executive base salary at an annual rate that is not less than the annual rate at which base salary was being paid to the Executive by Eastern immediately prior to the Effective Date.

                  (b) In addition to the salary payable under subsection (a) above, Eastern shall provide or make available to the Executive, from and after the Effective Date and during the term of the Executive's employment hereunder, bonus opportunities, benefits, equity compensation, and perquisites not less favorable, and on terms not less favorable, to the Executive than the bonus opportunities, benefits, equity compensation, and perquisites provided or made available and on the terms provided or made available to the Executive immediately prior to the Effective Date.

         6. BUSINESS EXPENSE. Eastern shall pay or reimburse the Executive for all reasonable travel or other expenses incurred in connection with the performance of the Executive's duties under this Agreement in accordance with such procedures as Eastern may from time to time establish.

         7. TERMINATION OF EMPLOYMENT. Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement may be terminated:

                  (a) by Eastern for Cause (but only if such termination is accomplished in the manner specified in Section 2(a));

                  (b) by Eastern other than for Cause pursuant to Section 7(a) and other than on account of Disability or death;

                  (c)  by the Executive for Good Reason;

                  (d) by the Executive other than for Good Reason, Disability or death; or

                  (e) by Eastern or the Executive by reason of the Executive's Disability or death.

Except in the case of termination by reason of the Executive's death or termination for Cause pursuant to Section 7(a), any termination by Eastern of the Executive's employment under this Agreement shall take effect only after thirty (30) days' prior written notice by Eastern to the Executive.

         8. VESTING OF CERTAIN AWARDS AND BENEFITS. In the event of a Change of Control, the Executive shall be immediately vested in all shares of restricted stock of Eastern then held by Executive, and all stock options then held by the Executive that were awarded under Eastern's 1982 Stock Option Plan or 1995 Stock Option Plan (or any successor plan or plans) and that were not then exercisable shall become immediately exercisable. If the Executive's employment under this Agreement shall have been terminated under Section 7(b) or Section 7(c) above after the Effective Date but before the Change of Control, all shares of restricted stock held by the Executive immediately prior to termination of employment shall be vested and all stock options held by the Executive immediately prior to termination of employment (including replacement options, if any, issued in substitution for such stock options in connection with the Change of Control), whether or not otherwise exercisable, shall be exercisable for a period ending not earlier than the later of (i) the date such options would have been exercisable without regard to this Section 8, or (ii) thirty days following the Change of Control, subject in each case to consummation of the Change of Control; provided, that if stock options are not assumed (and no replacement options are issued) in connection with the Change of Control, clause
(ii) shall not apply and Eastern shall provide the Executive the opportunity to exercise all of the stock options held by the Executive immediately prior to termination of employment (whether or not then exercisable) on the same basis as options held by active employees that become exercisable in connection with the Change of Control. The provisions of this Section 8 shall be in addition to, and not in limitation of, any rights that Executive may otherwise have to the vesting of benefits upon a Change of Control. Without limiting the foregoing, this Agreement shall be treated as a "COC Agreement" for purposes of the Eastern Enterprises Supplemental Executive Retirement Plan and the Eastern Enterprises Supplemental Retirement Plan for Certain Officers, each as from time to time amended.


         9.  PAYMENTS UPON TERMINATION OF EMPLOYMENT.

                  (a) In the event of any termination of the Executive's employment during the term of this Agreement, if such termination is
         (1) by the Executive pursuant to Section 7(c) above, or (2) by Eastern pursuant to Section 7(b) above, Eastern shall pay to the Executive the sum of the following amounts within 30 days of such termination (provided, that if such termination of employment occurs after the Effective Date but before the Change of Control, the Executive shall be entitled to the payments described at (i), (ii) and (iii) below only upon consummation of the Change of Control):

                           (i) a lump sum cash  amount  equal to the  product of
                  three (3) times the annual rate at which the Executive was being paid base salary immediately prior to such termination or immediately prior to the Effective Date, if greater;

                           (ii) a lump sum cash  amount  equal to the product of
                  three (3) times the Executive's target benefit or benefits under the annual bonus or incentive plan or plans in which the Executive was participating for the period including the date of termination or three (3) times the Executive's target benefit or benefits under the annual bonus or incentive plan or plans in which the Executive was participating for the period including the Effective Date, if higher; and

                           (iii) a lump sum cash amount  equal to the product of
                  (A) the Executive's target benefit or benefits for the bonus or incentive period or periods that include the date of termination (under the annual bonus or incentive plan or plans in which the Executive was participating at the time of termination), times a (B) a fraction, the numerator of which is the number of days elapsed in such bonus or incentive period or periods prior to the date of termination, and the denominator of which is three hundred sixty-five (365).

         In addition, upon termination of employment Eastern shall promptly pay to the Executive any salary, bonuses, or other payments earned by the Executive but not yet paid as of the date of termination.

                  (b) For a period of thirty-six (36) months commencing with the month in which a termination described in (a)(1) or (a)(2) above shall have occurred, the Executive and the Executive's family shall continue to be entitled to participate in Eastern's medical, dental, life-insurance, disability and other welfare benefit plans and programs at a level of benefits at least as favorable to the Executive and the Executive's family, and on terms at least as favorable to the Executive and the Executive's family, as were available to the Executive and the Executive's family immediately prior to termination or immediately prior to the Effective Date (whichever is more favorable to the Executive and the Executive's family). For purposes of any such benefit that is based on the Executive's length of employment, the Executive shall be deemed credited with three (3) additional years of employment. For purposes of any such benefit that is based on the Executive's average compensation, the average taken into account shall not be less than the average that would be determined by assuming continued base salary and bonus or incentive payments for a period of three (3) years at the rates described at Section 9(a) above, and for purposes of any such benefit that is based on the Executive's compensation at termination of employment, there shall be taken into account the higher of the Executive's compensation at termination or the Executive's compensation immediately prior to the Effective Date. To the extent the continuation of benefits described in this paragraph cannot be accommodated under the plans or programs of Eastern then in effect, Eastern shall provide for substantially equivalent alternative coverage and benefits for the Executive and the Executive's family. Nothing in this paragraph shall be construed as requiring Eastern to pay severance in addition to the payments and benefits otherwise provided for in this Agreement.

         10. CERTAIN TAX-RELATED PAYMENTS. Notwithstanding any other provision of this Agreement, the cash payments described at Section 9(a)(i), (ii) and
(iii) hereof shall be reduced, but not below zero, to the extent (and only to the extent) necessary to avoid having any such payment or portion thereof treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

         11. SOURCE OF PAYMENTS. All payments provided for under this Agreement shall be paid or provided from the general assets of Eastern and its subsidiaries or affiliates (to the extent not provided by insurance). Eastern shall not be required to establish a special or separate fund or other segregation of assets to assure such payments. Nothing in this Section, however, shall be construed as restricting Eastern's ability to establish or fund a so-called "rabbi trust" or similar arrangement to help Eastern meet its liabilities hereunder, provided that the establishment or funding of such a trust or arrangement does not by its terms or by operation of law limit or purport to limit Eastern's liabilities hereunder or otherwise adversely affect the Executive.

         12. LITIGATION EXPENSES. In the event of any litigation or other proceeding between Eastern and the Executive with respect to the subject matter of this Agreement and the enforcement of rights asserted in good faith hereunder, or, in the event of termination of employment pursuant to Section 7(b) or Section 7(c) above, with respect to any other remuneration or benefits with respect to the Executive (including, without limitation, payments or benefits with respect to the Executive under any qualified or nonqualified pension or retirement agreement, plan, policy, program or arrangement), Eastern shall reimburse the Executive for all costs and expenses relating to such litigation or other proceeding, including reasonable attorneys fees and expenses, promptly upon receipt of a written demand therefor and regardless of whether such litigation results in any settlement or judgment or order in favor of any party.

         Notwithstanding any provision of Massachusetts law to the contrary, in no event shall the Executive be required to reimburse Eastern for any of the costs and expenses relating to such litigation or other proceeding.

         13. INCOME TAX WITHHOLDING. Eastern may withhold from any payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         14. AGREEMENT NOT TO COMPETE, ETC. The Executive agrees that during the 36-month period beginning on the date the Executive's employment with Eastern and its subsidiaries is terminated during the term hereof pursuant to Section 7(b) or Section 7(c) above, he will not, within the states in which Eastern operates its business or in which any of Eastern's subsidiaries operates its business, engage, either as a principal, employee, partner, consultant or investor (other than through a 1% or smaller interest in a publicly traded entity) in a business which competes with any such business of Eastern or its subsidiaries.

         The Executive further agrees that, following any such termination of his employment, he will continue to comply with Eastern's policies and procedures regarding confidential information, as that term is hereinafter defined, and will never directly or indirectly use or disclose, except to the Executive's attorney or as required by judicial or regulatory process or order, any confidential information as so defined. For purposes of this paragraph, the term "confidential information" means any and all information (including without limitation information related to the development and implementation of business strategy, financial and operating forecasts, business policies and practices, and all other information related to the future conduct of business) (i) that the Executive has acquired in connection with his employment with Eastern and its subsidiaries, (ii) that is not generally known or available to others with whom Eastern or its subsidiaries do, or plan to, compete or do business, and

(iii) that pertains to the business of, or belongs to, Eastern or its subsidiaries or a person described in clause (ii).

         The Executive agrees that if, at any time, pursuant to action of any court of competent jurisdiction, the operation of any part of this Section 14 shall be determined to be unlawful or otherwise unenforceable, then the coverage of this Section 14 shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, but only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

         The Executive acknowledges and agrees that, were he to breach the provisions of this Section 14, the harm to Eastern and its subsidiaries would be irreparable. The Executive therefore agrees that in the event of such a breach or threatened breach, Eastern or its subsidiaries shall have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond. Nothing herein shall prohibit Eastern or its subsidiaries from seeking damages for a breach by the Executive of this Section 14, but neither Eastern nor any other person shall withhold or offset any payments or benefits due or owing to the Executive under the terms of this Agreement or otherwise (including, without limitation, payments or benefits with respect to the Executive under any qualified or nonqualified pension or retirement agreement, plan, policy, program or arrangement), and all such payments and benefits shall be promptly paid or provided to the Executive in accordance with the terms of this Agreement (or such other agreement, plan, policy, program or arrangement, as the case may be) without regard to any breach or alleged or threatened breach by Executive of any provision of this Section 14.

         15. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding between Eastern and the Executive with respect to the subject matter hereof and supersedes any prior Change of Control or similar severance or salary continuation agreement, except the Employment Agreement, between Eastern and the Executive. References in Section 6 of the Employment Agreement to the "Salary Continuation Agreement" shall be deemed to refer to this Agreement, it being acknowledged by the parties that to the extent similar benefits are provided for under this Agreement and the Employment Agreement, Section 6 of the Employment Agreement shall be construed to provide, subject to the terms thereof, for a choice of benefits and not for duplication of benefits.

         16. SEVERABILITY. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

         17. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this Agreement shall preclude Eastern from consolidating or merging into or with, or transferring all or substantially all of its assets to, another person that assumes this Agreement and all obligations and undertakings of Eastern hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term "Eastern", as used herein shall mean such other person and this Agreement shall continue in full force and effect.

         18. SURVIVAL OF OBLIGATIONS. The obligations of Eastern under this Agreement shall survive the termination for any reason of this Agreement (whether such termination is by Eastern, by the Executive, upon the expiration of this Agreement or otherwise).

          19. NO MITIGATION OR OFFSET. Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Eastern under this Agreement.

         20. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified, postage prepaid with return receipt requested, as follows:

                  (a)      To Eastern:

                           Eastern Enterprises
                           9 Riverside Road
                           Weston, MA 02493
                           Attention:  Legal Department

                  (b)      To the Executive:

                           J. Atwood Ives
                           17 West Cedar Street
                           Boston, MA  02108

or to such other address as either party shall have previously specified in writing to the other pursuant to this Section 20.

         21. NO ATTACHMENT. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         22. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the Executive and Eastern and their respective successors and assigns.

         23.  MODIFICATION AND WAIVER.

                  (a) This Agreement may not be modified, amended or terminated except by an instrument in writing signed by the parties hereto.

                  (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         24. HEADINGS OF NO EFFECT. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

         25. GOVERNING LAW. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the choice of law provisions in effect in such State.

         26. MISCELLANEOUS. Reference is hereby made to the declaration of trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of State of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the trustees under said declaration as trustees and not personally, and no trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

         IN WITNESS WHEREOF, Eastern has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has signed this Agreement, all as of the date first above written.

                                                   EASTERN ENTERPRISES

                                                   By: /s/ L. William Law, Jr.
                                                       ----------------------

                                                   By: /s/ J. Atwood Ives
                                                       ------------------
                                                          J. Atwood Ives